As filed with the Securities and Exchange Commission on August 2, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

Under

the Securities Act of 1933

Tallgrass Energy, LP

(Exact Name of Registrant as Specified in its Charter)

Delaware	47-3159268
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

4200 W. 115th Street, Suite 350

Leawood, Kansas 66211

(913) 928-6060

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

TALLGRASS MLP GP, LLC LONG-TERM INCENTIVE PLAN

(As Amended and Restated Effective August 2, 2018)

(Full title of the plan)

Christopher R. Jones

4200 W. 115th Street, Suite 350

Leawood, Kansas 66211

(913) 928-6060

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Mollie Duckworth

Baker Botts L.L.P.

98 San Jacinto Blvd., Suite 1500

Austin, Texas 78701

(512) 322-2551

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A shares representing limited partner interests	17,669,636 (1)	$23.17 (2)	$409,405,466 (2)	$50,971

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, there are also being registered such additional Class A shares as may become issuable pursuant to the adjustment provisions of the Tallgrass MLP GP, LLC Long-Term Incentive Plan.

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act. The price for the 17,669,636 Class A shares being registered hereby is based on a price of $23.17, which is the average high and low trading prices per Class A share of Tallgrass Energy, LP as reported by the NYSE on July 30, 2018.

EXPLANATORY NOTE

Effective June 30, 2018, pursuant to the Agreement and Plan of Merger, dated as of March 26, 2018, by and among Tallgrass Energy, LP (“TGE”), Tallgrass Equity, LLC (“Tallgrass Equity”), Tallgrass Energy Partners, LP (“TEP”), Razor Merger Sub, LLC (“Merger Sub”) and Tallgrass MLP GP, LLC, Merger Sub merged with and into TEP, with TEP surviving the merger as a wholly owned subsidiary of Tallgrass Equity and its subsidiaries (the “Merger”). At the effective time of the Merger (the “Effective Time”), each equity participation unit of TEP (“TEP EPU”) granted pursuant to the Tallgrass MLP GP, LLC Long-Term Incentive Plan (“Plan”) that was outstanding and unvested immediately prior to the Effective Time was converted into the right to receive an equity participation share of TGE (“TGE EPS”), with respect to TGE’s Class A shares representing limited partner interests (“Class A shares”) with substantially the same terms as those applicable to such TEP EPU and set forth in the Plan. The number of Class A shares subject to the converted TGE EPS will be determined by multiplying the number of TEP Common Units subject to the original TEP EPU by two (2) and, if necessary, rounding the resulting number up to the nearest whole number of Class A shares. This registration statement on Form S-8 (this “Registration Statement”) registers for issuance the additional Class A shares of TGE to be reserved for issuance upon the settlement, when vested, of (i) the equity participation shares into which unvested TEP EPUs converted at the Effective Time of the Merger and (ii) future grants of TGE EPSs made under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Tallgrass Energy GP, LLC (formerly TEGP Management, LLC), a Delaware limited liability company (the “General Partner”) will provide all participants in the Plan with the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the note to Part I of Form S-8 and Rule 428 of the Securities Act, TGE has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

The General Partner will provide, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this Registration Statement, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit into this Registration Statement, and of all other documents required to be delivered pursuant to Rule 428(b). You should direct requests for documents to: Tallgrass Energy GP, LLC, 4200 W. 115th Street, Suite 350, Leawood, Kansas 66211, Attention: Corporate Secretary, Telephone: (913) 928-6060.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by TGE are hereby incorporated in this Registration Statement by reference:

(a) TGE’s Annual Report on Form 10-K for the year ended December 31, 2017;

(b) TGE’s current reports on Form 8-K filed on February 7, 2018 (as amended on March 22, 2018), March 27, 2018, June 14, 2018, July 2, 2018, July 27, 2018 and August 2, 2018 (to the extent filed and not furnished);

(c) TGE’s quarterly reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018;

(d) the following information in our Registration Statement on Form S-4 (File No. 333-224050) filed on March 30, 2018, as amended on May 4, 2018: “Selected Unaudited Pro Forma Condensed Combined Financial Information” and “Unaudited Comparative and Pro Forma Per Share/Unit Information” (appearing on pages 18-20), and “Unaudited Tallgrass Energy GP, LP Pro Forma Condensed Combined Financial Statements” (appearing on pages F-1 through F-6); and

(e) the description of Class A shares in our registration statement on Form 8-A filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on April 29, 2015.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed with the Commission by TGE pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained herein or incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Tallgrass Energy, LP

Subject to any terms, conditions or restrictions set forth in the Second Amended and Restated Agreement of Limited Partnership of TGE, dated July 1, 2018 (“TGE Partnership Agreement”), Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever.

Under the TGE Partnership Agreement, in most circumstances, TGE will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	the General Partner;

•	any departing general partner;

•	any person who is or was an affiliate of the General Partner or any departing general partner;

•

any person who is or was a manager, managing member, general partner, director, officer, fiduciary or trustee of TGE and its subsidiaries (other than TEP and its subsidiaries), the General Partner or any departing general partner or any affiliate of TGE and its subsidiaries (other than TEP and its subsidiaries), the General Partner, or any departing general partner;

•

any person who is or was serving at the request of the General Partner or any departing general partner or any affiliate of the General Partner or any departing general partner as a manager, managing member, general partner, director, officer, fiduciary or trustee of another person owing a fiduciary duty to TGE and its subsidiaries (other than TEP and its subsidiaries); or

•	any person designated by the General Partner.

Any indemnification under these provisions will only be out of TGE’s assets. Unless it otherwise agrees, the General Partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to TGE to enable it to effectuate, indemnification. TGE purchased insurance against liabilities asserted against and expenses incurred by persons for TGE activities.

Tallgrass Energy GP, LLC

Subject to any terms, conditions or restrictions set forth in the Second Amended and Restated Limited Liability Company Agreement of the General Partner, dated July 1, 2018 (the “General Partner LLCA”), Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. Under the General Partner LLCA, in most circumstances, the General Partner will indemnify the following persons, to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings (whether civil, criminal, administrative or investigative):

•	any person who is or was an affiliate of the General Partner (other than TGE and its subsidiaries);

•	any person who is or was a member, partner, officer, director, employee, agent or trustee of the General Partner or any affiliate of the General Partner (other than TGE and its subsidiaries);

•

any person who is or was serving at the request of the General Partner or any affiliate of the General Partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person; and

•	any person designated by the General Partner.

The General Partner purchased insurance covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of the General Partner or any of its direct or indirect subsidiaries.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1*	Certificate of Limited Partnership of Tallgrass Energy, LP (incorporated by reference to Exhibit 3.1 to Tallgrass Energy, LP’s Registration Statement on Form S-1, filed on February 24, 2015).

4.2*	Certificate of Amendment to Certificate of Limited Partnership of Tallgrass Energy GP, LP, dated June 29, 2018 (incorporated by reference to Exhibit 3.2 to Tallgrass Energy, LP’s Current Report on Form 8-K, filed on July 2, 2018).

4.3*	Second Amended and Restated Limited Partnership Agreement of Tallgrass Energy, LP, dated July 1, 2018 (incorporated by reference to Exhibit 3.3 to Tallgrass Energy, LP’s Current Report on Form 8-K, filed on July 2, 2018).

4.4*	Specimen certificate representing Class A Shares (incorporated by reference to Exhibit 4.1 to Tallgrass Energy, LP’s Registration Statement on Form S-1/A, filed on April 20, 2015).

5.1	Opinion of Baker Botts L.L.P. as to the legality of the securities being registered.

10.1*	Tallgrass MLP GP, LLC Long-Term Incentive Plan (as amended and restated effective August 2, 2018) (incorporated by reference to Exhibit 10.2 to Tallgrass Energy, LP’s Current Report on Form 10-Q, filed on August 2, 2018).

10.2*	Form of Equity Participation Share Agreement (incorporated by reference to Exhibit 10.3 to Tallgrass Energy, LP’s Current Report on Form 10-Q, filed on August 2, 2018).

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page).

*	Incorporated herein by reference as indicated.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Leawood, State of Kansas, on August 2, 2018.

TALLGRASS ENERGY, LP

By:	Tallgrass Energy GP, LLC,
its general partner

	By:	/s/ David G. Dehaemers, Jr.
David G. Dehaemers, Jr.
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints David G. Dehaemers, Jr., Christopher R. Jones and Gary J. Brauchle, and each of them, any of whom may act without the joinder of the other, as his lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him in any and all capacities, to sign this Registration Statement and any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file such registration statement and all such amendments or supplements, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorneys-in-fact and agents or his substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ David G. Dehaemers, Jr. David G. Dehaemers, Jr.	Director, President and Chief Executive Officer (Principal Executive Officer)	August 2, 2018

/s/ Gary J. Brauchle Gary J. Brauchle	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 2, 2018

/s/ Gary D. Watkins Gary D. Watkins	Vice President and Chief Accounting Officer (Principal Accounting Officer)	August 2, 2018

/s/ Frank J. Loverro Frank J. Loverro	Director	August 2, 2018

/s/ Stanley de J. Osborne Stanley de J. Osborne	Director	August 2, 2018

/s/ Jeffrey A. Ball Jeffrey A. Ball	Director	August 2, 2018

/s/ John T. Raymond John T. Raymond	Director	August 2, 2018

/s/ William R. Moler William R. Moler	Director	August 2, 2018

/s/ Thomas A. Gerke Thomas A. Gerke	Director	August 2, 2018

/s/ W. Curtis Koutelas W. Curtis Koutelas	Director	August 2, 2018